For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2007 THIRD-QUARTER RESULTS

•	Net interest margin expands 26 basis points from prior quarter, and 98 basis points year-to-year
•	Net new community bank loan production of $81.4 million in the quarter, with total community bank loans now over $600 million
•	Third-quarter net income of $ 2.7 million, or $.37 per share
•	Sterling Trust’s custodial assets increase to $4.34 billion in more than 57,000 accounts
•	Redeemed $20 million of trust preferred securities during quarter at an average rate of 9.94%

Denver – November 6, 2007.  United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, reported third quarter 2007 income from continuing operations of $2.7 million, or $.37 per diluted share, compared to $2.1 million, or $.27 per diluted share, a year ago.  Income from continuing operations for the first nine months of 2007 was $7.2 million, or $.98 per diluted share, compared to $6.2 million, or $.77 per diluted share for the first nine months of 2006.  In the third quarter we redeemed $20 million of trust preferred securities.  In connection with that discretionary redemption the Company incurred a charge of $1.36 million representing the write-off of unamortized issuance costs and a prepayment penalty, which is recorded as part of other noninterest expense.  This charge was $842,000 net of tax, or $.11 per diluted share.  Absent this charge and net of additional interest expense that would have been incurred had the redemption not occurred, net income for the period would have been $3.4 million, or $.47 per diluted share.  (See the reconciliation of net income as calculated in accordance with GAAP to this non-GAAP measurement in the Financial Tables attached to this release.)

Continued growth of community bank loans, run off in wholesale assets, and an improvement in both liability mix and liability pricing all contributed to the increase in net interest margin and net interest income for the quarter and the nine month period.  For the third quarter of 2007, net interest margin grew 26 basis points to 3.64%, as compared to net interest margin of 3.38% for the quarter ended June 30, 2007.  Net interest margin for the quarter ended September 30, 2007 was 98 basis points greater than the year earlier period, when net interest margin was 2.66%.  For the first nine months of 2007, net interest margin was 3.37%, a 70 basis point increase over net interest margin of 2.67% for the first nine months of 2006.

Net interest income before provision for credit losses was $17.9 million for the quarter ended September 30, 2007, as compared to $16.7 million for the second quarter of 2007, an increase of $1.1 million.  Net interest income for the third quarter increased $4.4 million, or 32%, from $13.5 million in the same period a year ago.  For the first nine months of 2007, net interest income before provision for credit losses increased $10.1 million, or 25%, to $50.5 million versus the first nine months of 2006.

In the third quarter the yield on earning assets grew 18 basis points to 6.25% as compared to the 6.07% yield for the second quarter of 2007, and grew 49 basis points from the year ago period when the yield for the quarter ended September 30, 2006 was 5.76%.  This increase is consistent with our balance sheet transformation and the result of the replacement of lower yielding wholesale assets with community bank loans.  We also were able to reduce the cost of our interest bearing liabilities in the same periods.  The cost of interest bearing liabilities declined 10 basis points to 3.04% for the quarter ended September 30, 2007 compared to 3.14% for the second quarter of 2007.  This represents a decline of 43 basis points from the year earlier period, when the cost of liabilities was 3.47%.  We reduced the cost of liabilities by the redemption of trust preferred securities and by the implementation of a cost reduction strategy on certain institutional deposits.

In the third quarter of 2007; the Company elected to redeem $20 million of its outstanding trust preferred securities, which carried an average interest rate of 9.94%.  In connection with the redemption of these trust preferred securities, we incurred a charge of $1.36 million representing the write-off of unamortized issuance costs and a prepayment penalty, which is recorded as part of other noninterest expense.  As a result of the redemption, the cost of borrowed money declined 76 basis points from 8.61% for the second quarter of 2007 to 7.85% for the third quarter of 2007.  Also in the third quarter, we repriced certain of the Company’s institutional deposits.  While the repricing resulted in a withdrawal of some of these deposits, the Company reduced the cost of its deposits and FHLBank borrowings to 2.87% for the third quarter of 2007 as compared to 3.01% for the second quarter of 2007.

The Company’s assets were $2.07 billion at September 30, 2007, as compared to $2.04 billion at June 30, 2007 and $2.16 billion at December 31, 2006.  Our assets grew $24 million in the third quarter, principally because net originations of community bank loans in the quarter exceeded repayments of wholesale assets.  The $89 million decline in assets during the first nine months of 2007 is attributable to a decline in legacy wholesale assets that exceeded community bank loan growth during that period.  The Company plans to continue to de-leverage the balance sheet by the run off and sales of wholesale assets at a pace that may be greater than their replacement with community bank loans.  Community bank loans increased $81.4 million in the third quarter of 2007 and are now $608.1 million.  For the first nine months of 2007 community bank loans have grown $206.6 million, net of repayments and after approximately $29.5 million of sales of originated SBA loans.

Scot T. Wetzel, President and CEO, commented: “We are pleased with the Company’s third quarter 2007 earnings of $.37 per share.  Our quarterly earnings reflect the continuing success of our community banking business plan, including our ability to transition the historic wholesale balance sheet and invest in our Company for future growth.  In the third quarter of 2007, we increased our community bank loans by over $81 million, net of $14 million of SBA division loans sold.  Our loan origination pipeline stands at approximately $500 million and is reflective of the higher growth geographic markets we serve.

“Our loan growth is the direct result of efforts of our community banking teams.  Our three full service locations open in Denver, Cherry Creek and Boulder, and our loan production offices open in Fort Collins and Aspen all contributed to our loan growth in the third quarter.  Furthermore, our mountain community presence is allowing us to diversify our construction and land development holdings in stable and predictable markets with loans that have very good loan to value ratios and multiple repayment sources.  We are making continued progress toward our ultimate goal of cost effectively opening 5-10 locations in Colorado’s highest growth markets over time, and we are proud of the local market leadership being provided by our veteran senior banking teams.

“We continue to work diligently to reduce the Company’s overall liability costs, primarily by changing the size and composition of our legacy institutional deposit base. That effort made a significant contribution to our expanded net interest margin for the third quarter of 2007.  Due to flexibility in certain of our institutional deposit agreements, we were able to lower rates offered on selected deposits.  This enabled us to shrink higher cost institutional deposits by $235 million in the quarter and then replace them with FHLBank borrowings at a lower total cost, which is reflected in our improved net interest margin.  I am also pleased with the growth of over $21 million of community banking deposits in the quarter.  These deposits now total over $78 million and are on track with our expectations for the year.

 “Lastly, I am pleased to announce that our Board of Directors has declared a regular quarterly dividend of $0.06 per common share payable on December 17, 2007 to shareholders of record on December 5, 2007.”

William D. Snider, Chief Financial Officer, said, “Two noteworthy items significantly impacted our results in the third quarter.  First, the redemption of the trust preferred securities is already evident in our net interest margin.  While we incurred a charge of $1.36 million, or $.11 per share, for this discretionary redemption of $20 million of debt; however, we lowered our borrowing costs by $327,000.  And, because market interest rates declined during the third quarter, it effectively reduced our estimated payback period on this redemption.  The second noteworthy item that significantly impacted the quarter was our tax rate.  A previously uncertain tax position was resolved upon the closure of the related tax year, which together with our New Markets Tax Credits, reduced our tax rate to 16% for the quarter compared to an expected tax rate of 26% to 30%.”

“During the third quarter we made modest improvement in the nonaccrual wholesale residential mortgage portfolio, as those loans declined by $505,000 in the quarter.  The level of delinquent residential mortgage loans continues to be generally consistent with the national marketplace, under 2% of the outstanding balance.  Our portfolio is well seasoned, over five years on average, and the overall reduction in the portfolio for the first nine months of the year was $138 million.  The level of repayments, while still fairly high, did decline in the third quarter and it is possible that the runoff of single family loans will be lower than we desire.  We may elect to accelerate the runoff of these assets with sales prospectively, should the secondary market for single family whole loans stabilize.  We continue to be very pleased with the asset quality of our community bank portfolio.  At September 30, 2007, non accrual community bank were $2.6 million compared to $2.0 million at June 30, 2007.  The increase was attributed to one SBA 504 loan.”

Michael J. McCloskey, Chief Operating Officer, commented, “Sterling Trust Company, our custodial and administrative services subsidiary, contributed positively to the overall results of the Company for the third quarter.  Total assets under custody grew in the third quarter of 2007 to approximately $4.34 billion, an increase of approximately $160 million since June 30, 2007.  At September 30, 2007, total accounts grew to 57,004 and deposits at United Western Bank acquired through Sterling Trust are $396 million.  Revenues for the third quarter of 2007 reached $2.2 million, a $426,000 increase from the year earlier quarter.  We continue to be pleased with the steady growth in assets under custody and accounts at Sterling.”

Financial Highlights

Net Interest Income.  Net interest income before provision for credit losses totaled $17.9 million for the quarter ended September 30, 2007, compared to $13.5 million for the quarter ended September 30, 2006 and $16.7 million for the quarter ended June 30, 2007.  The $4.4 million increase in net interest income before provision for credit losses between the third quarter of 2007 and 2006 was a result of the increase in community bank loans and lower cost interest-bearing liabilities.  Interest income on community bank loans increased $5.9 million between the third quarter of 2007 and 2006, based on a $257 million increase in the average balance of those loans between the two periods, and on an increase in the yield on those assets of 51 basis points to 8.45% for the third quarter of 2007 versus 7.94% a year ago.  Interest income from wholesale assets declined $4.7 million on a $345 million decline in the average balance of those assets between the periods due to runoff and sales and a two basis points decline in yield.  The Company also reduced its interest expense by $3.2 million between the third quarter of 2007 and 2006, and the cost of interest bearing liabilities declined 43 basis points to 3.04% for the quarter ended September 30, 2007 as compared to 3.47% for the quarter ended September 30, 2006.  On an overall basis, these declines were a result of both the decline in overall cost of interest bearing liabilities and a $156 million decline in the average balance of interest bearing liabilities between the periods.

The $1.1 million increase in net interest income before provision for credit losses between the third quarter of 2007 and second quarter of 2007 and the 26 basis point increase in net interest margin to 3.64% compared to 3.38% for the second quarter of 2007 were primarily due to continued growth of, and improved yields from community bank loans. Average community bank loans increased $80.9 million in the linked quarter and the yield on those loans increased 12 basis points to 8.45%.

Net interest income before provision for credit losses was $50.5 million for the nine months ended September 30, 2007 as compared to $40.4 million for the nine months ended September 30, 2006.  The increase is consistent with the factors discussed above.

Provision for Credit Losses.  The provision for credit losses was $352,000 for the quarter ended September 30, 2007, compared to $232,000 for the quarter ended September 30, 2006 and $567,000 for the quarter ended June 30, 2007.  The provision expense for the third quarter of 2007 was the result of an increase in community bank loans of $81.4 million for which we make an appropriate provision, which was substantially offset by (1) improvements in asset quality from both a decline in nonaccrual loans and improvement in individual loan grades and (2) continued repayments of single-family loans.  The provision for credit losses for the second quarter of 2007 included provision for community bank loan growth and provision for an increase in delinquent residential loans that occurred in the second quarter of 2007.  During the third quarter of 2007, improved efficiencies from our credit administration team actually helped us reduce nonaccrual single family loans notwithstanding contrary trends in the national marketplace for such loans.  For the first nine months of 2007, provision expense was $1.3 million compared to $2.3 million for the first nine months of 2006.  Provision for credit losses for 2007 year to date is the result of community bank loan growth offset by wholesale asset runoff and net asset quality improvements.  The provision expense for the first nine months of 2006 was impacted by the Company’s reevaluation of commercial loans, which resulted in an increase in the loan loss reserve levels associated with its commercial loan portfolio, new loan production and certain individual loans that had demonstrated weakening conditions.

Noninterest Income.  Noninterest income was $6.3 million for the quarter ended September 30, 2007, compared to $7.4 million for the quarter ended September 30, 2006 and $4.7 million for the quarter ended June 30, 2007.  The decline between the third quarter of 2007 and 2006 was due to the elimination of rental revenue associated with the 2006 sale of the United Western Financial Center.  Rental revenue was $602,000 for the third quarter of 2006.  Also in the third quarter of 2006, the Company received $1.6 million from the monetization of New Market Tax Credits.  These items that did not occur in 2007 were offset by a $1.2 million increase in gain on sale of assets, which principally was from the sale of one originated SBA division loan, a dividend of $405,000 from our investment in Matrix Financial Solutions, Inc. and continued increase in revenue from custodial and administration services.  In comparing the linked quarters, the increase in revenue is principally related to the loan sale and dividend.

For the first nine months of 2007 noninterest income was $16.3 million compared to noninterest income of $22.1 million for the first nine months of 2006.  Included in 2006 results were several items that did not recur in 2007, namely, litigation settlements of $2.6 million, elimination of rental income of $1.8 million, monetization of New Market Tax Credits of $2.2 million, elimination of equity income from our investment in Matrix Asset Management of $439,000. Increases between 2007 and 2006 were the result of increased revenues of $1.1 million related to the successful marketing efforts of Sterling’s management team and the SBA loan sale mentioned previously.

Noninterest Expense.  Noninterest expense was $20.6 million for the quarter ended September 30, 2007, compared to $17.7 million for the quarter ended September 30, 2006, and $17.8 million for the quarter ended June 30, 2007.  Included in noninterest expense for the quarter ended September 30, 2007, is the $1.4 million charge related to the early redemption of $20 million of trust preferred securities.  Other contributor to the increase in noninterest expense between the periods was a charge to record our held-for-sale loan portfolios at the lower of cost or market.  In the third quarter of 2007 we also incurred a charge of $543,000 to reduce single-family loans to lower of cost or market compared to the third quarter of 2006 when we recognized a recovery of previous lower of cost or market charges of $270,000.  The LOCOM charge in the single family portfolio was the result of conditions in the national marketplace for mortgage loans in the third quarter.  Also impacting noninterest expenses were compensation expense and other expenses associated with our community banking expansion.

Compensation was $7.1 million for the quarter ended September 30, 2007, $5.3 million for the quarter ended September 30, 2006 and $6.6 million for the quarter ended June 30, 2007.  Between 2007 and 2006 we hired additional bankers and support personnel to execute our community banking strategy.  Between the third quarter of 2007 and the second quarter of 2007, compensation expense increased 8% or $523,000, of which approximately $200,000 was directly related to the sale of the SBA loan discussed above and the remainder was substantially related to incentive compensation related to our loan and deposit production in the period.  Subaccounting fees were $5.9 million for the third quarter of 2007 compared to $5.6 million for the third quarter of 2006 and $5.8 million for the second quarter of 2007.  The increase between 2007 and 2006 was caused by an increase in volume with a modest offset related to lower rates.  Average deposits subject to subaccounting fees increased $89 million from an average of $1.021 billion for the quarter ended September 30, 2006 to $1.110 billion for the quarter ended September 30, 2007.   Between the second and third quarters of 2007, the average balance of deposits subject to subaccounting fees decreased $18.5 million; the $135,000 increase in cost was related to the renegotiation and renewal of one of our largest institutional relationships.

Income taxes.  For the quarter ended September 30, 2007, the Company’s effective tax rate was 15.7%, compared to an effective tax rate of 30.3% for the quarter a year ago and 25.7% for the quarter ended June 30, 2007.  In the third quarter of 2007, an uncertain tax position was resolved upon the closure of the related tax year.  This item of approximately $470,000, net of tax, combined with the tax credits realized on the Company’s $33.6 million of deployed New Markets Tax Credits resulted in the low effective tax rate for the period.  The decline in the tax rate between the two earlier periods was due to an increase of approximately $10 million of deployed New Markets Tax Credits between those periods.

Loans. At September 30, 2007, community bank loans net of the allowance for credit losses were $601 million, a $206 million increase from December 31, 2006, when such loans were $395 million.  For those same periods, wholesale loans net of the allowance for credit losses declined $160 million to $600 million from $761 million. This decrease was the result of repayments and approximately $25 million of loan sales.

Asset Quality.  At September 30, 2007, total nonaccrual loans declined $697,000 to $11.6 million, compared to $12.3 million at June 30, 2007.  Non accrual loans were $8.4 million at December 31, 2006.  Nonaccrual community bank loans were $2.6 million at September 30, 2007, $2.0 million at June 30, 2007 and $1.9 million at December 31, 2006.  Net of SBA guarantees, at September 30, 2007, community bank nonaccrual loans were $1.4 million or 23 basis points of community bank loans compared to $522,000 or 10 basis points at June 30, 2007 and $908,000 or 23 basis points at last year end. The increase in the third quarter was due to one originated SBA 504 loan.  Nonaccrual single-family residential loans totaled $9.0 million, $9.5 million, and $5.9 million, at September 30, 2007, June 30, 2007, and December 31, 2006, respectively.  The improvement between the second and third quarter of 2007 was the result of a combination of payoffs, loans brought current and balances transferred to real estate owned.  The overall level of nonaccrual single-family residential loans is under 2% of the outstanding balance and is generally consistent with the national market place. This portfolio is on average five years seasoned, was rigorously underwritten at the time of acquisition, and on average, the FICO scores were above 700 with reasonable loan-to-value and debt-to-income ratios.  Based on the national Case-Shiller Index, we estimate the average current loan to value to be in the 60% range.  We believe the risk of loss associated with this portfolio is considerably lower than losses associated with other types of lending.  Nevertheless, there are geographic pockets that are of concern, principally occurring in the Michigan, Ohio, Indiana, western states and Florida.  Management continues to work diligently to reduce these balances.

The total allowance for credit losses to total nonaccrual loans is 82.4% at September 30, 2007, compared to 75.2% at June 30, 2007, and 104.3% at December 31, 2006.  The allowance for credit losses allocated to community bank loans to nonaccrual community bank loans was 286%, 347%, and 323%, at September 30, 2007, June 30, 2007, and December 31, 2006, respectively.  The allowance for credit losses allocated to single-family residential loans to nonaccrual residential loans was 23.8%, 23.6%, and 41.9%, at September 30, 2007, June 30, 2007, and December 31, 2006, respectively.  The decline in the reserve to nonaccrual residential loans ratio is reflective of the increase in nonaccrual loans coupled with the Company’s loss history on residential, which together indicate that, in management’s view, the reserve level is adequate.

At September 30, 2007, the Company owned a de minimis amount of mortgages that met the regulatory definition of subprime at the date of purchase or origination (less than ½ of one-percent of total loans.)  In prior years, the Company originated subprime mortgages through its mortgage banking subsidiary, Matrix Financial Services Corporation, and United Western Bank occasionally purchased subprime mortgages.  These activities ceased several years ago, and the balance represents the remainder of such activities.  The Company is not now active, and has no intention of becoming active in the future, in the subprime market.

At September 30, 2007 the Company’s mortgage-backed investment securities portfolio was approximately $620 million.  The portfolio consists of approximately 99.5% AAA or AA rated securities with the remainder in A rated CRA securities.  The portfolio is comprised of approximately 13% underlying Alt-A collateral, the remaining 87% is A collateral.

Deposits. In the third quarter of 2007, management reduced the pricing of several institutional deposit relationships to be more in line with other wholesale liability costs.  As a result, during the third quarter institutional deposits declined $275 million.  The decline in balances from these institutional relationships followed an increase in the same relationships in the second quarter of 2007.  At September 30, 2007, retail community bank deposits were $77.8 million, an increase of $21.1 million from June 30, 2007.  Deposits were replaced principally with FHLB borrowings, which cost less than the institutional deposits inclusive of subaccounting fees.

Capital.  At September 30, 2007, the Company increased its equity leverage ratio to 5.45% from 5.00% at December 31, 2006.  United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.36%, 14.03% and 13.31%, respectively, as of September 30, 2007, all of which are well in excess of regulatory requirements.

The Company paid cash dividends in the amount of $.06 per share on March 14, 2007, June 15, 2007 and September 18, 2007.  On November 2, 2007, the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per common share to shareholders of record on December 5, 2007.  The dividend is payable December 17, 2007.

On August 2, 2007, the Company’s Board of Directors authorized the repurchase of up to 5% of the outstanding shares of the Company’s common stock.  During the third quarter, the Company repurchased 25,000 shares. After this purchase, the Company has a remaining authorization to repurchase a total of 414,118 outstanding common shares.  Stock repurchases are part of the Company’s capital management plan and strategy.  Such repurchases will be made from time to time in accordance with the Company’s Fair Disclosure and Insider Trading policies as well as based on capital, liquidity and other factors.

Conference Call
Scot T. Wetzel, President and CEO, and William D. Snider, CFO, will host a conference call on Wednesday,   November 7, 2007 at 9:00 a.m. Mountain Time to review the results of operations for the third quarter ended September 30, 2007, and other topics that may be raised during the discussion.  To participate in the teleconference, please call toll-free 800-257-7063 (or 303-262-2075 for local and international callers) approximately 10 minutes prior to the start time.  To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.uwbancorp.com, click on the “Investor Relations” link and then under “News & Events” select “Calendar of Events” to access the link to the call.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities.  The area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley.  United Western Bank plans to grow its network to an estimated five to ten community bank locations over the next three to five years.  For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements

Certain statements contained in this earnings release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties.  Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, new branch openings and business strategy. These statements often include words such as “may,” “will,” “believe,” “expect,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements.  These factors include but are not limited to: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches, the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, as well as and the risks and uncertainties discussed in the Company's annual report on Form 10-K for the year ended December 31, 2006, and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and public statements.  You should keep in mind that any forward-looking statements made speak only as of the date on which they were made.  New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not intend to, update or revise any forward-looking statements after the date on which they are made.  In light of all of the foregoing risks and uncertainties, you should keep in mind that any forward-looking statement made in this release may not reflect actual results.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)
(Unaudited)
	September 30,	December 31,
	2007	2006

ASSETS
Cash and due from banks	$15,885	$12,840
Interest-earning deposits and federal funds sold	21,797	10,914
Investment securities – available for sale	92,837	142,146
Investment securities – held to maturity	592,526	696,833
Community bank loans, net	600,745	395,146
Wholesale loans, net	600,297	760,575
FHLBank stock, at cost	39,399	42,764
Mortgage servicing rights, net	12,647	15,399
Accrued interest receivable	10,716	11,385
Other receivables	24,357	17,123
Premises and equipment, net	12,022	8,591
Bank owned life insurance	24,040	23,342
Other assets, net	11,205	11,711
Deferred income taxes and income tax receivable	5,353	2,376
Foreclosed real estate	3,720	5,403

Total assets	$2,067,546	$2,156,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,317,301	$1,345,681
Custodial escrow balances	55,373	40,017
FHLBank borrowings	423,855	519,431
Borrowed money	97,076	60,000
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	56,216
Income tax payable	925	116
Other liabilities	29,807	27,334

Total liabilities	1,954,779	2,048,795

Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Additional paid-in capital	23,868	23,616
Retained earnings	89,816	83,970
Accumulated other comprehensive (loss) income	(918)	166

Total shareholders’ equity	112,767	107,753

Total liabilities and shareholders’ equity	$2,067,546	$2,156,548

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2007	2006	2007	2007	2006
Interest and dividend income:
Community bank loans	$12,309	$6,411	$10,194	$31,472	$17,222
Residential mortgage loans	6,639	8,495	7,051	21,451	27,055
Other loans	1,868	2,930	2,173	6,015	9,217
Investment securities	9,232	11,013	9,860	29,834	28,843
Deposits and dividends	834	915	817	2,422	2,498
Total interest and dividend income	30,882	29,764	30,095	91,194	84,835

Interest expense:
Deposits	6,762	6,337	8,767	22,158	16,405
FHLBank advances	4,226	8,269	2,257	11,967	23,165
Borrowed money and junior subordinated debentures	2,038	1,654	2,350	6,595	4,844
Total interest expense	13,026	16,260	13,374	40,720	44,414

Net interest income before provision for credit losses	17,856	13,504	16,721	50,474	40,421
Provision for credit losses	352	232	567	1,277	2,260
Net interest income after provision for credit losses	17,504	13,272	16,154	49,197	38,161

Noninterest income:
Loan administration	1,436	1,834	1,770	4,904	6,073
Custodial and administration services	2,155	1,729	2,033	6,180	5,088
Gain on sale of loans and securities	1,216	97	81	2,130	488
Litigation settlements	–	–	–	–	2,550
Other	1,489	3,732	805	3,113	7,874
Total noninterest income	6,296	7,392	4,689	16,327	22,073

Noninterest expense:
Compensation and benefits	7,085	5,283	6,562	19,987	16,173
Amortization of mortgage servicing rights	820	1,544	1,004	2,803	4,610
Recovery of mortgage servicing rights impairment	–	–	–	–	(276)
Occupancy and equipment	792	1,047	728	2,170	3,168
Postage and communication	282	264	326	911	814
Professional fees	684	609	682	1,872	1,743
Mortgage servicing rights subservicing fees	455	603	511	1,486	1,923
Data processing	135	187	214	536	627
Subaccounting fees	5,905	5,603	5,770	17,659	15,371
Redemption of junior subordinated debt	1,356	176	131	1,487	176
Other general and administrative	3,128	2,354	1,899	7,391	7,216
Total noninterest expense	20,642	17,670	17,827	56,302	51,545

Income from continuing operations before income taxes	3,158	2,994	3,016	9,222	8,689
Income tax provision	495	906	774	2,064	2,520
Income from continuing operations	2,663	2,088	2,242	7,158	6,169

Discontinued operations:
Income from discontinued operations, net of income tax provision	–	–	–	–	1,743

Net income	$2,663	$2,088	$2,242	$7,158	$7,912
Continued

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - continued
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2007	2006	2007	2007	2006

Income from continuing operations per share – basic	$0.37	$0.28	$0.31	$0.99	$0.78
Income from continuing operations per share – assuming dilution	0.37	0.27	0.31	0.98	0.77

Income from discontinued operations per share – basic and assuming dilution	–	–	–	–	0.22

Net income per share – basic	$0.37	$0.28	$0.31	$0.99	$1.00

Net income per share – assuming dilution	$0.37	$0.27	$0.31	$0.98	$0.99

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2007	2006	2007	2007	2006

Weighted average shares – basic	7,245,265	7,556,573	7,256,622	7,252,779	7,893,767
Weighted average shares – assuming dilution	7,267,577	7,638,173	7,298,183	7,291,523	7,965,820
Number of shares outstanding at end of period	7,280,084	7,556,573	7,303,608	7,280,084	7,556,573
Average Balances
Residential mortgage loans	$488,048	$675,358	$533,285	$538,205	$754,160
Other mortgage backed securities	635,697	740,185	671,468	680,657	628,810
Purchased SBA loans and securities	205,755	258,642	220,372	220,455	293,889
Commercial and CRE loans	482,060	217,922	401,981	405,447	195,280
Originated SBA loans	95,778	102,560	94,965	97,698	99,520
Interest-earning assets	1,969,984	2,059,646	1,983,996	2,002,241	2,033,683
Interest-bearing deposits	1,218,831	1,126,845	1,367,484	1,258,831	1,087,272
FHLB borrowings	336,463	643,861	193,663	323,547	655,547
Borrowed money	55,416	71,372	66,103	62,539	73,163
Repurchase agreements	76,098	815	75,415	70,849	275
Interest-bearing liabilities	1,686,808	1,842,893	1,702,665	1,715,766	1,816,257
Shareholders' equity	114,248	107,940	113,420	113,140	110,444

Operating Ratios & Other Selected Data (1)
Yield on assets	6.25%	5.76%	6.07%	6.08%	5.57%
Cost of liabilities	3.04%	3.47%	3.14%	3.16%	3.24%
Net interest margin (2)	3.64%	2.66%	3.38%	3.37%	2.67%
Return of average equity	9.32%	7.74%	7.91%	8.44%	7.45%
Operating efficiency ratios (3)	82.07%	76.98%	78.58%	80.09%	75.48%
Book value per share (end of period)	$15.49	$14.51	$15.29	$15.49	$14.51

Asset Quality Information(1)
Allowance for credit losses	$9,521	$9,196	$9,217	$9,521	$9,196
Allowance for credit losses to total loans	0.79%	0.80%	0.79%	0.79%	0.80%
Charge-offs	$237	$266	$247	$752	$3,348
Recoveries	190	13	2	234	288
Residential mortgage nonaccrual loans	8,993	6,376	9,498	8,993	6,376
Commercial nonaccrual loans	2,563	10,456	2,755	1,580	10,456
Commercial guaranteed nonaccrual loans	1,172	2,822	2,233	1,172	2,822
Total nonaccrual assets and REO	15,276	21,039	15,723	14,293	21,039

Total residential mortgage loans allowance to nonaccrual residential mortgage loans	23.80%	39.50%	23.60%	23.80%	39.50%

Ratio of allowance for credit losses to total nonaccrual loans (less guaranteed portion)	91.69%	65.64%	91.99%	101.28%	65.64%

Ratio of allowance for credit losses to total nonaccrual loans	82.39%	54.63%	75.22%	90.05%	54.63%

Total nonaccrual residential mortgage loans to total residential mortgage loans	1.92%	0.98%	1.88%	1.92%	0.98%

Total nonaccrual commercial loans to total commercial loans	0.35%	2.09%	0.42%	0.21%	2.09%

Total nonaccrual assets and REO to total assets	0.74%	0.95%	0.77%	0.69%	0.95%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income.  Operating income is equal to net interest income before provision for credit losses plus noninterest income.

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS DISCLOSURE
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended Septmber 30, 2007
		Non-GAAP
	GAAP	Disclosure		Adjusted
Pre tax income	$ 3,158
Redemption charge		$ 1,356	(1)
Marginal interest expense		(141)	(2)

Pre tax income revised	$ 3,158	$ 1,215		$ 4,373

Income tax expense	495	461	(3)	956

Net income	$ 2,663	$ 754		$ 3,417

Diluted earnings per share	$ 0.37	$ 0.10		$ 0.47

(1) Represents charge for discretionary redemption of $20 million of trust preferred debt.
(2) Represents additional interest expense that would have been incurred had the Company not redeemed the trust preferred debt
(3) Represents income tax expense at marginal tax rate of 37.9%.

The Company believes the presentation of the above non-GAAP earnings is meaningful to readers in evaluating the results of operations because it helps to explain the Company’s performance in the quarter absent the discretionary redemption of the trust preferred.  The Company also believes that it could be useful to persons seeking to estimate the impact of the redemption on the Company’s future performance.  The Company believes the table above provides a complete description of the impact of the redemption on the Company’s third quarter results.

In prior periods, the Company incurred similar charges related to debt redemption but did not disclose them as separate non-GAAP measures because  the charges were not considered material to an investor’s understanding of the Company’s  results of operations in those periods.  As of September 30, 2007, the next call date of outstanding trust preferred debt is October 2009, and that debt can be called at par.  Thereafter, there is a trust preferred outstanding that is callable at a premium in June 2011.  Thus, the Company believes that it is remote that another significant redemption charge will be incurred in the next several years.